Exhibit 12



                     Computation of Ratio of Fixed Earnings

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

                                   ------------------------------------------------------------------------
                                    Six Months Ended                       Year Ended
                                         May 31,                          November 31,
                                   ------------------------------------------------------------------------
                                       2002      2001       2001    2000         1999     1998      1997
                                                     (Amounts in thousands except ratio)
                                                                 (Unaudited)
Income (loss) from continuing
operations before income taxes        $5,810  $(16,160)    $6,416  $(38,221)    $7,704    $71,185   $50,140
   Adjustments:
      Minority interest in
      majority owned subsidiaries      4,230       438      2,806     2,521          0         91       150
      Equity earnings in joint
      ventures                        (5,504)   (4,701)   (11,655)   (5,793)    (5,197)   (14,761)  (12,242)
      Total fixed charges             12,368    19,708     36,861    38,733     23,151     10,072    12,012
      Distributions from joint
      ventures                        12,816     1,675     12,235         0     11,640     12,586     7,031
      Minority interest in
      consolidated subsidiary
      without fixed charges           (3,730)        0     (2,565)   (1,907)         0       (91)     (150)
                                     --------  --------   --------  --------   --------  --------  --------
                                     $25,990      $959    $44,098   $(4,667)   $37,298   $79,082   $56,941
                                     ========  ========   ========  ========   ========  ========  ========
Fixed Charges:
      Net interest expense            $8,574   $15,913    $29,272   $32,157    $17,692    $6,407   $10,209
      Portion of rental expense
      representative of interest       3,795     3,795      7,589     6,576      5,459     3,665     1,803
                                     --------  --------   --------  --------   --------  --------  --------
                                     $12,368   $19,708    $36,861   $38,733    $23,151   $10,072   $12,012
                                     ========  ========   ========  ========   ========  ========  ========

Ratio of earnings to fixed charges    2.1        0.0        1.2       (0.1)      1.6        7.9       4.7

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